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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                        DATE OF REPORT: DECEMBER 4, 2003
               DATE OF EARLIEST EVENT REPORTED: NOVEMBER 24, 2003

                   COMMISSION FILE NOS. 33-93644 AND 333-51839

                          DAY INTERNATIONAL GROUP, INC.
                             130 West Second Street
                               Dayton, Ohio 45402
                                 (937) 224-4000

State of Incorporation:             Delaware

IRS Employer Identification No.:    31-1436349

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

Day International Group, Inc. (the "Company") announced on November 24, 2003, that it completed its acquisition of the stock of privately-held Network Distribution International ("NDI"). The purchase price was $30.5 million in cash, plus expenses and is subject to certain adjustments for changes in working capital and future earnings growth.

NDI is a national converter of offset blankets and reseller of ancillary consumable products to the printing industry. NDI, based in Rockland, Massachusetts, has six facilities strategically located throughout the United States. The company supplies printers with a broad range of printing blankets, pressroom chemicals, supplies and equipment.

The acquisition was financed through the issuance of a $30.0 million Tranche C Term Loan under the existing Senior Secured Credit Facility and borrowing under the Revolving Credit Facility. The Tranche C Term Loan has terms identical to the outstanding Tranche B Term Loan. The Tranche C Term Loan matures in 24 consecutive quarterly installments, commencing on December 31, 2003. Principal payments for the Tranche C Term Loan are to be made in the following amounts: installments 1-20, $75,000 per installment; and installments 21-24, $7,125,000 per installment.


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ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS
         a.       Exhibits

(2)      PLAN OF ACQUISITION, REORGANIZATION, ARRANGEMENT, LIQUIDATION, OR
         SUCCESSION

         2.1 Stock Purchase Agreement, dated as of November 24, 2003, by and among the Company and the shareholders of Network Distribution International

         2.2 Purchase Agreement, dated as of November 24, 2003, by and among the Company and the shareholders of Bellwether Distributions, LLC

(10)     MATERIAL CONTRACTS

         10.1 First Amendment to the Second Amended and Restated Senior Secured Credit Agreement, dated as of November 24, 2003, among the Company, Lehman Commercial Paper Inc., as administrative agent, and others

(99)     ADDITIONAL EXHIBITS

         99.1  Press Release



                                   SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         Day International Group, Inc.
                                         -----------------------------
                                                (Registrant)


Date:    December 4, 2003                /s/ Thomas J. Koenig
                                         -----------------------------
                                                Thomas J. Koenig
                                               Vice President and
                                             Chief Financial Officer
                                          (Principal Financial Officer)